Exhibit 99.1

IA GLOBAL RECEIVES DELISTING NOTIFICATION FROM AMEX

TAMPA, FL September 29, 2006/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) has received notice that the American Stock Exchange (AMEX) has determined to proceed with an application to the Securities and Exchange Commission to remove the common stock of IA Global from listing and registration on AMEX. This action, which has been appealed by IA Global is being taken because the company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(ii) and (iii) of the AMEX Company Guide. Specifically, AMEX noted that the company’s shareholder’s equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in the last five fiscal years. In addition, the company’s shareholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three of the last four fiscal years.

The company submitted a plan on July 16, 2006, which was subsequently amended on September 15, 2006 and September 21, 2006, advising AMEX of the actions the company has taken, or will take, that would bring it into compliance with the applicable listing standards. AMEX believes that the company has not provided sufficient evidence to support that the plan will result in the company regaining compliance by December 16, 2006. The company believes it has submitted a plan to AMEX which would bring us into compliance with the continued listing standards by December 16, 2006. On September 28, 2006, the company appealed the delisting determination by requesting an oral hearing to present this plan and our progress in achieving the plan and maintain our AMEX listing. The Company’s Common Stock continues to trade on AMEX.

There is no guarantee that the company will be successful at maintaining its AMEX listing. If the company’s common stock was to be de-listed by AMEX, the company expects its shares would continue to be traded as a bulletin board stock.

The company’s President, Mark Scott, said, “The company has submitted a plan to AMEX which would bring us into compliance with the continued listing standards by December 16, 2006. We have requested an oral hearing to present this plan and our progress in achieving the plan and maintaining our AMEX listing. There is no guarantee that the company will be successful it maintaining its AMEX listing.”

About IA Global Inc.

IA Global, Inc. is a public holding company focused on acquiring primarily Japanese companies that operate in the telecommunication and technology markets. We own 100% of Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan.

For further information, contact:

Mark Scott, President and CFO

IA Global, Inc.

550 N. Reo Street, Suite 300

Tampa, FL 33609

813-261-5157 (t)

813-261-5158 (f)

scott@iaglobalinc.com

www.iaglobalinc.com